Exhibit 99.1

Company Contact:	Investor Relations Contacts:
Neurologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Michael Sorell, M.D., CEO	Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 592-6451	Shayne Payne (spayne@lhai.com)
www.neurologix.net	(212) 838-3777

NEUROLOGIX REPORTS FIRST QUARTER RESULTS

FORT LEE, N.J. (May 16, 2005) - Neurologix Inc., (OTCBB: NRGX), which through its subsidiary, Neurologix Research, Inc. (“NRI”), is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system (CNS) primarily utilizing gene therapies, today reported financial results for the three months ended March 31, 2005. Highlights of the quarter and recent weeks include:

•	Completing a $3.2 million private placement led by Merlin Biomed Group
•	Entering into a strategic development agreement with Medtronic, which added $2.0 million to its 2002 investment in the Company
•	Enrolling four patients bringing the total to 11 in the 12-patient Phase I Parkinson’s disease trial
•	Presenting update of the Phase I Parkinson’s disease trial a major neurosurgery meeting
•	Strengthening the scientific advisory board with two new members

Neurologix reported a net loss for the first quarter of 2005 of $897,000, or $0.04 per share, compared with a net loss for the first quarter of 2004 of $696,000, or $0.05 per share.

Research and development expenses increased by $168,000 to $502,000, from $334,000 during the comparable 2004 quarter. The increase in R&D expenditures was largely related to the enrollment of three patients into the Phase I clinical trial for the treatment of Parkinson’s disease, compared with one patient enrolled in the prior-year first quarter.

General and administrative expenses increased by $86,000 to $429,000, compared with $343,000 in the first quarter of 2004. A majority of the increase in the general and administrative costs is attributable to the expenses associated with being a public company.

Cash and cash equivalents plus investments being held to maturity were $5.3 million as of March 31, 2005, before the closing of Medtronic’s investment.

Commenting on the quarterly results, Neurologix CEO Michael Sorell, M.D., said, “I am proud of our accomplishments over the past few months, including continued corporate and clinical progress. We were successful in securing approximately $5.2 million in new financings from one of the world’s leading medical technology companies as well as several of the nation’s most sophisticated healthcare investors, and we added two renowned scientists in the field of neurology, Eric Nestler, M.D., Ph.D., and Daniel Lowenstein, M.D., Ph.D., to our distinguished scientific advisory board.”

Dr. Sorell continued, “We have now treated 11 patients and are in the final stage of patient recruitment and dosing for our landmark Phase I Parkinson’s disease study. The original four patients treated with the lowest dose have now been followed for more than one year. Three of the four patients treated in the second, mid-dose cohort have been followed for more than six months. The remaining four patients, including three in the highest dose cohort, have been followed for intervals up to six months. To date, there has been no evidence of any treatment-related adverse effects.”

Subsequent to the end of the first quarter, Neurologix co-founder Michael Kaplitt, M.D., Ph.D. presented an update on the Company’s clinical progress at the 73rd annual meeting of the American Association of Neurological Surgeons (AANS) held in New Orleans. Neurologix also entered into a significant collaboration with Medtronic for the joint development, manufacturing and commercialization of micro-infusion catheters designed to deliver gene therapy into the brain and central nervous system. In conjunction with this agreement, Medtronic made an additional equity investment of $2.0 million to supplement their $1.75 million investment of 2002.

“In addition to great strides made so far this year, we remain on track to file an Investigational New Drug application with the U.S. Food and Drug Administration for permission to begin the world’s first-ever clinical trial in which gene therapy is used to treat epilepsy. We anticipate that this IND will be filed during the second half of this year,” added Dr. Sorell.

About Neurologix
Neurologix, Inc. is a development-stage company, which through its subsidiary, Neurologix Research, Inc., is engaged in the research and development of proprietary treatments for disorders of the brain and central nervous system primarily utilizing gene therapies. The Company's initial development efforts are focused on gene therapy for treating Parkinson's disease and epilepsy and its core technology, which it refers to as “NLX,” is currently being tested in a Company-sponsored Phase I human clinical trial to treat Parkinson's disease.

Cautionary statement regarding forward-looking statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

•
The Company is still in the development stage and has not generated any revenues. From inception through March 31, 2005, it has incurred net losses and negative cash flows from operating activities of $9.7 million, and $8.2 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, it may never be profitable and, if it does become profitable, it may be unable to sustain profitability.

•
If the ongoing Phase I clinical trial for treatment of Parkinson's disease using the Company's NLX technology is unsuccessful, future operations and the potential for profitability will be significantly adversely affected and the business may not succeed.

•
Since the Company's existing resources will not be sufficient to enable the Company to obtain the regulatory approvals necessary to commercialize its current or future product candidates, it will need to raise additional funds through public or private equity offerings, debt financings or additional corporate collaboration and licensing arrangements. Availability of financing depends upon a number of factors beyond the Company's control, including market conditions and interest rates. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

•
There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of epilepsy to enable it to file an Investigational New Drug Application with the FDA for permission to begin a Phase I safety trial or that, if filed, such permission will be granted.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled “Risk Factors” in the Company's 2004 Annual Report on Form 10-KSB. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct.

Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company's expectations.

(Tables to follow)

NEUROLOGIX, INC. (A Development Stage Company) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (Amounts in thousands, except share and per share data)
	Three Months Ended March 31,		For the period February 12, 1999 (inception) through March 31, 2005
	2005	2004
Operating expenses:
Research and development	$502	$334	$5,485
General and administrative expenses	429	343	3,949
Loss from operations	(931)	(677)	(9,434)

Other income (expense):
Dividend, interest income and other income	35	-	169
Interest expense-related parties	(1)	(19)	(406)
Other income (expense), net	34	(19)	(237)
Net loss	$(897)	$(696)	$(9,671)

Basic and diluted net loss per share	$(0.04)	$(0.05)

Weighted average common shares outstanding, basic and diluted	23,684,292	15,464,960

8

NEUROLOGIX, INC. (A Development Stage Company) CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in thousands, except share and per share data)
March 31,
2005
ASSETS	(UNAUDITED)
Current assets:
Cash and cash equivalents	$3,704
Investments being held to maturity	1,600
Prepaid expenses and other current assets	116
Total current assets	5,420
Equipment, less accumulated depreciation of $201	176
Intangible assets, less accumulated amortization of $61	372
Investments in unconsolidated affiliates	8
Other assets	6
Total Assets	$5,982
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$583
Current portion of capital lease obligations	17
Total current liabilities	600

Capital lease obligations, net of current portion	9
Total Liabilities	609
Commitments and contingencies
Stockholders’ equity:
Preferred stock:
Series A - $.06 per share cumulative, convertible 1-for-25 into common stock; $.10 par value; 500,000 shares authorized, 645 shares issued and outstanding with an aggregate liquidation preference of $1 per share	-
Common stock: $.001 par value; 60,000,000 shares authorized, 25,073,993 issued and outstanding at March 31, 2005	25
Additional paid-in capital	15,317
Unearned compensation	(298)
Deficit accumulated during the development stage	(9,671)
Total stockholders’ equity	5,373
Total Liabilities and Stockholders’ Equity	$5,982

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